EXHIBIT 99

For Immediate Release	Contact:

July 16, 2004	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

Hasbro Reports Second Quarter 2004 Results

Highlights

  Cost efficiency efforts drove consistent earnings per share year over year, despite revenue reduction;
  Revenue reduction primarily attributable to anticipated decline in BEYBLADE;
  Strong growth in Games segment, with launch of DUEL MASTERS trading card game, and strength in pre-school and electronic games;
  MY LITTLE PONY, EASY BAKE, MONOPOLY and SUPER SOAKER all solid performers;
  Significantly more new product launches planned for the second half of 2004 vs. a year ago, including VIDEONOW COLOR, LAZER TAG, TV MISSION: PAINTBALL - a new plug and play game, and WEEBLES;

  Strong balance sheet reflective of overall financial strength.

Pawtucket, RI (July 16, 2004) -- Hasbro, Inc. (NYSE: HAS) today reported second quarter results. Worldwide net revenues for the quarter were $516.4 million compared to $581.5 million a year ago and included an $8.0 million positive impact from foreign exchange. Net earnings for the quarter were $18.8 million or $0.06 per diluted share, compared to net earnings of $11.4 million or $0.06 per diluted share in 2003. In accordance with accounting rules, reported diluted earnings per share for the 2004 results exclude the favorable earnings impact of the $8.5 million adjustment to fair value of the Lucas warrants. The Company also reported second quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $63.7 million compared to $66.8 million in 2003. The attached schedules provide a reconciliation of EBITDA to net earnings for the second quarters and six-month periods of 2004 and 2003.

Alfred J. Verrecchia, President and Chief Executive Officer, said, "Given our top-line performance and the difficult product comparison we had this quarter with BEYBLADE, which was down an aggregate of $81 million from a year ago in the U.S. Toys and International segments, I am pleased with the bottom line results we achieved.

"Despite the anticipated full year decline from BEYBLADE and the continued uncertainty at retail, we remain confident that we can achieve our full year goal of growing revenues and earnings. Hasbro is well positioned with a strong and diversified product line. We have significantly more new product launches in the all important second half of this year compared to a year ago, including VIDEONOW COLOR, LAZER TAG, TV MISSION: PAINTBALL - a plug and play game, and WEEBLES," concluded Verrecchia.

Revenues in the U.S. Toys segment were $167.2 million for the quarter compared to $208.4 million a year ago, reflecting an overall softness in the boys business, including a decline of $34.0 million in BEYBLADE. The segment reported an operating loss of ($7.0) million for the quarter compared to an operating profit of $12.9 million last year, reflecting lower sales and a decline in gross margin.

Revenues in the Games segment were $161.6 million for the quarter compared to $148.6 million a year ago. The increase in revenue is primarily related to trading card games, including the launch of DUEL MASTERS in early March. The segment also experienced growth in the electronic and pre-school lines. The Games segment reported operating profit of $28.7 million compared to an operating profit of $25.4 million last year.

International segment revenues were $179.2 million for the quarter compared to $203.8 million a year ago. The decline was primarily attributable to BEYBLADE, down approximately $47 million compared to a year ago, which offset strong performance from a number of core brands, including MAGIC: THE GATHERING, MONOPOLY, PLAYSKOOL, TRANSFORMERS and MY LITTLE PONY. The International segment reported an operating profit of $2.8 million compared to a loss of ($4.8) million a year ago.

"Due to our efforts over the last three and a half years to reduce overhead by $200 million and build a more sustainable business focused on our core brand drivers, which were up year to date - - we were able to deliver earnings per share consistent with last year, despite the BEYBLADE revenue reduction," said David Hargreaves, Chief Financial Officer. "We continue to believe we are on track to grow revenue and increase earnings this year."

The Company will webcast its second quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the webcast microphone).

Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning our anticipated product launches and our earnings and net revenue goals and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or the Company's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs, currency fluctuations and government regulation and other conditions in the various markets in which the Company operates throughout the world; the concentration of the Company's customers; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA. As required by SEC rules, we have provided a reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings (loss) before cumulative effect of accounting change, excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with generally accepted accounting principles as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission. As used herein, "GAAP" refers to accounting principles generally accepted in the United States.

# # #

(Tables Attached)

HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	June 27, 2004	June 29, 2003
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 480,144	$ 172,577
Accounts Receivable, Net	307,013	485,108
Inventories	237,129	273,803
Other Current Assets	264,460	234,917
	----------------	---------------
Total Current Assets	1,288,746	1,166,405
Property, Plant and Equipment, Net	203,586	211,960
Other Assets	1,384,819	1,525,862
	----------------	---------------
Total Assets	$2,877,151	$2,904,227
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 43,014	$ 16,815
Current Installments of Long-term Debt	1,331	1,201
Payables and Accrued Liabilities	619,030	577,775
	----------------	---------------
Total Current Liabilities	663,375	595,791
Long-term Debt	651,281	861,280
Deferred Liabilities	145,370	137,294
	----------------	---------------
Total Liabilities	1,460,026	1,594,365
Total Shareholders' Equity	1,417,125	1,309,862
	----------------	---------------
Total Liabilities and Shareholders' Equity	$2,877,151	$2,904,227
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Six Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
	-----------	-----------	-----------	-----------
Net Revenues	$ 516,433	$ 581,469	$ 990,680	$1,043,237
Cost of Sales	207,350	230,807	394,073	403,044
	--------------	---------------	--------------	--------------
Gross Profit	309,083	350,662	596,607	640,193
Amortization	15,752	18,410	30,993	34,588
Royalties	34,021	52,650	66,660	86,470
Research and Product Development	37,696	33,105	69,379	63,605
Advertising	59,018	67,686	114,348	120,864
Selling, Distribution and Administration	139,867	150,420	277,826	290,319
	--------------	---------------	--------------	--------------
Operating Profit	22,729	28,391	37,401	44,347
Interest Expense	7,924	11,974	16,231	26,996
Other (Income) Expense, Net	(8,047)	777	(10,093)	82
	--------------	---------------	--------------	--------------
Earnings Before Income Taxes	22,852	15,640	31,263	17,269
Income Taxes	4,013	4,223	5,892	4,663
	--------------	---------------	--------------	--------------
Net Earnings	$ 18,839	$ 11,417	$ 25,371	$ 12,606
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Per Common Share
Net Earnings
Basic	$0.11	$0.07	$0.14	$0.07
	========	========	========	========
Diluted	$0.06	$0.06	$0.08	$0.07
	========	========	========	========

Cash Dividends Declared	$0.06	$0.03	$0.12	$0.06
	========	========	========	========

Weighted Average Number of Shares
Basic	176,417	173,327	176,079	173,122
	========	========	========	========
Diluted	184,667	180,895	184,310	179,792
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars)

Major Segment Results	Quarter Ended			Six Months Ended

	June 27, 2004	June 29, 2003	% Change	June 27, 2004	June 29, 2003	% Change
	-----------	-----------	-----------	-----------	-----------	----------
U.S. Toys
External Revenues	$ 167,161	$ 208,419	(20)%	$319,551	$ 361,863	(12)%
Operating Profit (Loss)	(6,991)	12,946	(154)%	(5,956)	18,272	(133)%

Games
External Revenues	161,602	148,613	9%	289,200	260,823	11%
Operating Profit	28,711	25,363	13%	48,295	43,372	11%

International
External Revenues	179,185	203,849	(12)%	359,926	379,232	(5)%
Operating Profit (Loss)	2,756	(4,793)	158%	(7,276)	(10,768)	32%

Reconciliation of EBITDA

Net Earnings	$ 18,839	$ 11,417	$ 25,371	$ 12,606
Interest Expense	7,924	11,974	16,231	26,996
Income Taxes	4,013	4,223	5,892	4,663
Depreciation	17,200	20,797	30,939	35,366
Amortization	15,752	18,410	30,993	34,588
	------------	------------	------------	------------
EBITDA	$ 63,728	$ 66,821	$ 109,426	$ 114,219
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